AMENDED PROSPECTUS



                                LITFUNDING CORP.
                          F/K/A RP ENTERTAINMENT, INC.

                  AMENDED 2002 EMPLOYEE STOCK COMPENSATION PLAN


     This document constitutes part of a prospectus covering shares of common stock registered under the Securities Act of 1933, as amended (the "Act").

     This document (referred to herein as the Prospectus) and other documents discussed below constitute a prospectus which is part of a registration statement on Form S-8 covering 1,500,000 shares of common stock issuable under the Amended 2002 Employee Stock Compensation Plan ("Plan") of LitFunding Corp., f/k/a RP Entertainment, Inc., a Nevada corporation ("Company").

     You, as an employee, officer or director of, or consultant or advisor to the Company, have been awarded shares of the Company's common stock under the Plan as a bonus or as other compensation. The purpose of this Prospectus is to briefly describe the Plan's operation, your rights and responsibilities, and some likely federal tax consequences, in relation to this award of stock. The shares awarded to you under the Plan are sometimes referred to herein as the "Award" shares.

     No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus, and if given or made, such information or representation must not be relied upon by you as having been authorized by the Company. Neither the delivery of this Prospectus nor the issuance and delivery of Award Shares to you shall, under any circumstances, create any implication that there has been no change in the Company's affairs since the date of this Prospectus. This Prospectus speaks only as of its date.


     THE AWARD SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     This Prospectus does not constitute an offer to sell securities in any state or in any other jurisdiction to any person to whom it is unlawful to make such an offer in such state or other jurisdiction.

                             DESCRIPTION OF THE PLAN

     A maximum of 1,500,000 shares of the Company's common stock are issuable under the terms of the Plan. The Board of Directors has adopted the Plan in order to provide a further means to support and increase the Company's ability to attract, retain and compensate persons of experience and ability and whose services are considered valuable, to encourage the sense of proprietorship in such persons, and to stimulate the active interest of such persons in the development and success of the Company. The Plan provides for compensation to certain classes of persons through the award of common stock in payment for services rendered or in recognition of past services or performance rendered to the Company or an affiliate of the Company or as a bonus. The following is a summary of the material provisions of the Plan and is qualified in its entirety by express reference to the text of the Plan, a copy of which is available upon oral or written request from the Secretary of the Company at the address below.

                     This Prospectus is dated  September 2, 2003


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ADMINISTRATION
     The Plan provides for its administration by the Board of Directors, unless and until a compensation committee is appointed to administer the Plan. The Board of Directors or the Committee, as appropriate, has discretionary authority (subject to certain restrictions) to determine the individuals to whom and the times at which common stock will be granted under the Plan and the number of shares granted. The Board of Directors or the Committee may interpret the Plan and may prescribe, amend and rescind rules and regulations relating thereto.

ELIGIBILITY
     The Plan is open to participation by any person or entity that renders bona fide services to the Company, including, without limitation, (i) a person employed by the Company or an affiliated corporation in a key capacity; (ii) an officer or director (including advisory or other directors) of the Company or an affiliated corporation; (iii) a person or company engaged by the Company or an affiliated Corporation as a consultant or advisor; and (iv) a lawyer, law firm, accountant or accounting firm (other than an accountant or accounting firm which then acts as independent auditor for the Company or affiliated corporation), or other professionals or professional firms engaged by the Company or an affiliated Corporation.

     Without amending the Plan, the Board of Directors may grant shares under the Plan to employees of the Company or an affiliated corporation who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those specified in the Plan but consistent with the purpose of the Plan, as it deems necessary and desirable to create equitable opportunities given differences in tax laws of other countries.

TERMINATION AND AMENDMENT
     No common stock may be awarded under the Plan after July 14, 2008. The Plan may be amended consistent with applicable laws and regulations, suspended or terminated at any time by the Board of Directors. The Board of Directors may increase or decrease the number of shares subject to the Plan.

DELIVERY OF STOCK CERTIFICATES
     As promptly as practicable after authorizing an award of shares, the Company will deliver to the person who is the recipient of the award, a certificate or certificates registered in that person's name, representing the number of shares that were granted.

ASSIGNABILITY
     An award of shares may not be assigned. The shares themselves may be assigned only after such shares have been awarded, issued and delivered, and only in accordance with law and any transfer restrictions imposed at the time of award.

EMPLOYMENT NOT CONFERRED
     Nothing in the Plan or in the award of shares shall confer upon any employee the right to continue in the employ of the Company or an affiliated corporation nor shall it interfere with or restrict in any way the lawful rights of the Company or any affiliated corporation to discharge any Employee at any time for any reason whatsoever, with or without cause.

LAWS AND REGULATIONS
     The obligation of the Company to issue and deliver shares following an award under the Plan shall be subject to the condition that the Company be satisfied that the sale and delivery thereof will not violate the Act or any other applicable laws, rules or regulations.

DISCRETION AS TO AWARDS
     The Board of Directors or the Committee shall have absolute discretion to determine when and to whom awards of shares under the Plan are to be made, and the number of shares to be awarded. No person shall have any tacit or other right to an award of shares unless and until an explicit award under the Plan has been made.

NATURE OF THE PLAN
     The Plan is strictly compensatory in nature and is not in the nature of a savings, dividend reinvestment, profit-sharing or pension plan. Accordingly, the Plan has no assets or funds to be administered or invested by its administrators. Please note that you do not and will not own any interest of any kind in the Plan itself.

NATURE OF THE AWARD
     The award shares have been issued to you as a bonus or as compensation for or in recognition of services, or in lieu of other compensation payable for services. While the award will be treated as compensation to you in any event, the distinction as to bonus or compensation for services may be important for other purposes, as discussed below. Once awarded hereunder, shares shall be fully vested.



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                                                      CERTAIN TAX MATTERS

ERISA APPLICABILITY
     The Plan and the shares awarded to you are not subject to the Employee Retirement Income Security Act of 1974, as amended.

FEDERAL INCOME TAX CONSEQUENCES
     The Company believes that you will recognize ordinary income upon award of the stock to you, in an amount equal to the fair market value of the shares on the date of award, and the Company will be entitled to a deduction (as a compensation expense) in the same amount. It will not matter, however, for purposes of reporting your personal income tax, whether the award shares were issued as compensation or a bonus. The Company may deduct that amount for federal income tax purposes in the year the shares are awarded to you.

     Your basis, for federal income tax purposes, in the shares awarded to you will generally be equal to the fair market value of the shares on the date of award. Upon disposition of those shares, you will realize a capital gain (or loss) equal to the difference between your tax basis and the amount realized upon disposition. Your subsequent resale of these shares will not result in any further tax consequences to the Company. However, your tax basis in these shares and the amount of income you will recognize upon the award may be based upon or affected by other factors.

     The Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

     The foregoing summary of federal income tax aspects is based upon existing law and interpretations, regulations and rulings, which are subject to change. Moreover, federal income tax laws are quite complex, and the facts of your personal situation (or other facts in connection with the award) may engender a different federal tax result for you. The Company is not in a position to advise you as to possible federal taxation issues other than income tax or as to state, county or other local city taxes. You are advised to consult your own accountant, attorney or other tax advisor. The Company and its personnel cannot advise you as to state, federal or local tax consequences beyond the general discussion above.

FEDERAL INCOME TAX WITHHOLDING
     If subject to withholding tax, the Company may require that the employee concurrently pay to the Company the entire amount or a portion of any taxes which the Company is required to withhold by reason of granting an award of common stock under the Plan, in such amount as the Company in its discretion may determine. In lieu of part or all of any such payment, the employee may elect to have the Company withhold from the shares issued under the plan a sufficient number of shares to satisfy withholding obligations. If the Company becomes required to pay withholding taxes to any federal, state or other taxing authority as a result of the granting of an award of common stock under the Plan, and the employee fails to provide the Company with the funds with which to pay that withholding tax, the Company may withhold up to 50% of each payment of salary or bonus to the employee (which will be in addition to any required or permitted withholding), until the Company has been reimbursed for the entire withholding tax it was required to pay in respect of issuance of any shares awarded under the Plan.


                            DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.001 par value per share, and 10,000,000 shares of Preferred Stock, $.001 par value.

     Common Stock. At August 1, 2003, there were approximately 6,073,000 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. The holders of Common Stock are entitled to one vote for each share held. The Company's Articles of Incorporation provide that the affirmative vote of a majority of the shares of Common Stock and Preferred Stock, voting together as a class, is sufficient to effect any corporate action upon which shareholders may or must vote, except for matters adversely affecting the Preferred Stock, which requires the affirmative vote of a majority of the shares of Preferred Stock. Voting shares do not carry cumulative voting rights, thus holders of slightly more than 50% of the Common Stock have the power to elect all directors if they choose to do so and, as a practical matter, to control the Company. Holders of Common Stock are not entitled to preemptive rights, and the Common Stock is not subject to redemption.


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     The Company's bylaws provide for a board of not less than three and not more than nine directors, all of whom are elected for one-year terms at the annual meeting of shareholders. The affirmative vote of a majority of all the outstanding shares entitled to vote is necessary to remove a director. A special meeting of shareholders may be called by the President, Secretary, or a majority of the Board of Directors. Holders of Common Stock are entitled to receive, pro rata, dividends if, when and as declared by the Board of Directors out of funds legally available therefor, subject to the rights of the holders of Preferred Stock. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the Company's assets legally available for distribution to its shareholders, subject to the rights of the holders of the Preferred Stock and any other then outstanding series of preferred stock having a liquidation preference over the Common Stock. The Award Shares will, when issued in accordance with the Plan, be fully paid and nonassessable.

TRANSFER AGENT
     Colonial Stock Transfer, 66 Exchange Place, Salt Lake City, Utah 84111, acts as transfer agent and registrar for the Common Stock of the Company. Their telephone number is (801) 355-5740.

                                 DIVIDEND POLICY

     The declaration and payment of dividends on Common Shares is at the absolute discretion of the Company's Board of Directors and will depend, among other things, on the Company's earnings, financial condition and capital requirements. The Company has not paid any cash dividends to date, and no cash dividends will be declared or paid on the Common Shares in the foreseeable future.

                       TRANSFERABILITY OF THE AWARD SHARES

GENERALLY
     The shares awarded to you under the Plan have been registered under the Act with the U.S. Securities and Exchange Commission ("Commission"), under cover of a registration statement on Form S-8 of the Commission. Having been thus registered under the Act, the shares of stock awarded to you are not "restricted" and, generally, will be freely transferable by you (whether in an open market transaction or in a private transaction) under the Act without need of further registration or compliance with any exemption from registration under the Act. Accordingly, the certificate evidencing the shares is not expected to bear any legend restricting transfer. Special rules regarding transferability of these shares may apply to you, however, if you are an "affiliate" of the Company. See "Applicability of Rule 144" below.

APPLICABILITY OF RULE 144
     Special rules will apply to you if you are an "affiliate" of the Company, or of any parent or subsidiary of the Company, and in that event a special legend may be placed on the certificate evidencing the shares awarded to you. If you are an "affiliate," you may be required to sell the shares of stock pursuant to an effective registration statement, in compliance with the provisions of Rule 144 of the Commission (except for the holding period requirement), including the filing of a Form 144 with the Commission prior to sale, or pursuant to another available exemption from registration. In general, Rule 144 as currently in effect would allow any affiliate (defined below) of the Company to publicly sell, within any three-month period, common shares of the Company in a number equal to the greater of (i) 1% of the total number of the Company's common shares of the same class then outstanding, or (ii) the average weekly reported volume of trading in the Company's common shares during the four calendar weeks immediately preceding the sale. Sales made in reliance upon Rule 144 also are subject to certain manner-of-sale provisions and the availability of current public information concerning the Company.


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     An "affiliate" of the Company is defined as any person who controls, is controlled by, or is under common control with the Company. Persons who are directors or executive officers of the Company, or of any parent or subsidiary of the Company, and persons who beneficially own 10% or more of the outstanding common stock of the Company or of any parent or subsidiary of the Company, will be presumed to be affiliates.

     An affiliate's failure to comply with the provisions of Rule 144 is a serious violation of law. If you are an affiliate of the Company, you should consult with the Secretary of or counsel to the Company prior to making any sale of these shares. See also "Liability for Short-Swing Sales" below.

                            AVAILABILITY OF FORM S-8

     The rules and regulations of the Commission make Form S-8 available to issuers only for the issuance of securities which are compensatory in nature and which are issued pursuant to an "employee benefit plan" (defined in Rule 405 of Regulation C of the Commission to include various types of compensatory plans and written compensation agreements) to compensate persons who are employees of the Company or an affiliate of the Company. The term "employee" generally includes employees, officers, directors, consultants and advisers, and insurance agents who are exclusive agents of the Company or an affiliate of the Company.

     These rules and regulations prohibit the use of Form S-8 to register securities if the issuance of the securities is in connection with the offer or sale of securities in a capital-raising transaction. Accordingly, the issuance of the award shares to you would be improper if they in fact amount to compensation for raising or helping to raise capital for the Company by the offer or sale of securities, even if you are a full-time employee of the Company with other, regular duties unconnected to the raising of capital. Not surprisingly, the parameters of this prohibition are not always crystal clear. Accordingly, if you have any question concerning the nature of the services for which the stock has been awarded to you, you should consult the Secretary of or counsel to the Company.

                     STOCK OWNERSHIP REPORTING REQUIREMENTS

     If you are an executive officer or director of the Company, or the beneficial owner of 10% or more of the Company's outstanding common stock (a "Section 16(a) reporting person"), you are required by Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and the rules of the Commission thereunder, to file with the Commission a statement of changes of beneficial ownership of securities on Form 4 to reflect the issuance of the award shares to you. This report must be filed no later than the 10th day of the month following the month in which the award shares were granted and issued to you. Your failure to timely file this report, if required, could subject you to fines or penalties under the Exchange Act and may result in disclosure of your failure to so report in the Company's annual report on Form 10-KSB to be filed with the Commission and proxy statement. If you recently became an executive officer, director or 10% shareholder of the Company and have not yet filed an initial report of beneficial ownership of securities report on Form 3, then this filing should be promptly made (it must be filed within 10 days of the triggering event). Finally, if you are a Section 16(a) reporting person, you may be required to file, within 45 days of the Company's accounting year end, an annual statement of beneficial ownership of securities on Form 5 reflecting this award.

     You should consult with the Secretary of or counsel to the Company if you are unsure as to your reporting obligations under Section 16(a) and the rules of the Commission.

                         LIABILITY FOR SHORT-SWING SALES

     If you are a Section 16(a) reporting person, you also are subject to the "short-swing" sales provisions of Section 16(b) of the Exchange Act and rules and regulations of the Commission thereunder, and the discussion in this paragraph applies to you. The issuance of the award shares to you probably will constitute a "purchase" of those shares by you under Section 16(b), unless the award is purely a bonus (such as a Christmas bonus) and not intended as compensation for services rendered or in lieu of other earned compensation due. If you are a Section 16(a) reporting person, a report on Form 4 concerning the award may be due, even though no "purchase" has occurred for short-swing purposes.


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     Section 16(b) and the Commission's rules thereunder provide that any sale of the Company's common stock by you within the 6-month period prior to or following the award of shares to you, at a price greater than the "purchase" price of the awarded shares, results in an illegal (so-called "short swing") profit to you. The "purchase price" of the award shares will for almost all purposes be the fair market value of the shares on the date of award. A short-swing profit is recoverable by the Company in a legal action within two years after the illegal profit is realized, which may be brought in federal court. The Company would be entitled to also recover its reasonable legal fees incurred in recovering the short-swing profit. Moreover, any shareholder of the Company may bring an action to recover a short-swing profit, if the Company does not, and likewise recover legal fees.

     You are urged to consult the Company Secretary or your own attorney if you are unsure whether Section 16(b) applies to you and to determine your compliance with Section 16(b) if it is applicable to you.


                          INFORMATION AND OTHER MATTERS


ADDITIONAL INFORMATION
     The Company is subject to the periodic reporting requirements of Section 13(a) of the Exchange Act, and pursuant thereto files periodic reports and other information with the Commission as a "small business" issuer pursuant to Regulation S-B of the Commission. Reports and other information so filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Judiciary Plaza, Washington, D.C. 20549. Copies of such material may be obtained from Public Reference Section of the Commission's Washington, D.C. office at prescribed rates. This information is in addition to information which may be requested orally or in writing from the Company at no charge to you (see below).

MARKET INFORMATION
     The Common Stock of the Company has recently been admitted in the over-the-counter market and is quoted on the Nasdaq Bulletin Board automated quotation system under the symbol "RPE". There presently is no closing bid and offer prices for the Common Stock.

FEES AND EXPENSES OF REGISTRATION
     All fees and expenses, including legal fees and registration fees, incurred in connection with the creation of the Plan, preparation of this document and preparation and filing of the registration statement, and issuance and delivery of the award shares, have been or will be paid by the Company.

UPDATING OF PROSPECTUS
     This Prospectus will by law be deemed automatically updated by the Company's filing of Exchange Act reports (including annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, and annual reports to shareholders) with the Commission, and all such reports will be automatically incorporated by reference in this Prospectus and the Company's registration statement on Form S-8 covering the Plan and common shares issuable thereunder.

INCORPORATION BY REFERENCE
     The following documents are deemed to be incorporated by reference in this Prospectus and in the Company's registration statement on Form S-8 and are available upon oral or written request from the Secretary of the Company at the address set forth below:

(a)      Annual Report on Form 10-KSB for the year ended December 31, 2002.
         ------------------------------------------------------------------

(b) Quarterly report on Form 10-QSB for quarters ended March 31, 2003 and June 30, 2003.
         ---------------------------------------------------------------------

(c)      Form 8-K dated April 17, 2003 and Form 8-K/A dated August 20, 2003

DOCUMENTS ATTACHED TO THIS PROSPECTUS
     In accordance with Rule 428(b)(2) of the Commission, the following document or documents are attached to this Prospectus and are being delivered to every person receiving a copy of this Prospectus:

         Report on Form 8-K dated April 17, 2003, and Form 8-K/A dated August 20, 2003.


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WHERE TO REQUEST MORE INFORMATION
     Additional information, including a copy of the Plan and of documents listed above which have been incorporated by reference in this Prospectus, may be requested orally or in writing from the Company by calling or writing to the Secretary of the Company at the following address: 5757 Wilshire Boulevard, Suite PH10, Los Angeles, California 90036. The Company telephone number there is
(323) 857-0448, and its facsimile (fax) number is (323) 857-0452. Such information will be sent to you promptly upon request and without charge to you.


                      E N D OF P R O S P E C T U S T E X T




                   This Prospectus speaks only as of its date.
         Any material changes to the information presented above will be contained in one or more supplements accompanying this Prospectus.